Exhibit 5.2

333 West Wolf Point Plaza Chicago, IL 60654 United States +1 312 862 2000 www.kirkland.com	Facsimile: +1 312 862 2200

February 27, 2026

Whirlpool Corporation 2000 North M-63
Benton Harbor, MI 49022-2692

Ladies and Gentlemen:

We are issuing this opinion letter in our capacity as legal counsel to Whirlpool Corporation, a Delaware corporation (the “Company”), in connection with the issuance and sale by the Company of (a) 10,500,000 depositary shares (“Initial Depositary Shares”), each representing a 1/20th interest in a share of the Company’s 8.50% Series A Mandatory Convertible Preferred Stock, par value $1.00 per share (the “Preferred Stock”) of the Company and (b) an additional 1,000,000 Depositary Shares sold pursuant to the exercise of the underwriters’ option to purchase additional Depositary Shares (together with the Initial Depositary Shares, the “Depositary Shares”). The Preferred Stock is convertible into shares of common stock of the Company, par value $1.00 per share (the “Common Stock”), pursuant to the certificate of designations (the “Certificate of Designations”) establishing the terms of the Preferred Stock filed with the Secretary of State of the State of Delaware on the date hereof.

In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including (i) the restated certificate of incorporation and bylaws of the Company, (ii) the registration statement on Form S-3 (File No. 333-293648), as amended or supplemented (the “Registration Statement”) to which this letter is an exhibit, (iii) the Underwriting Agreement, dated February 24, 2026, among the Company and Wells Fargo Securities, LLC, J.P. Morgan Securities LLC and Citigroup Global Markets Inc., as representatives of the several underwriters listed on Exhibit A thereto, (iv) the Deposit Agreement, dated February 27, 2026 (the “Deposit Agreement”), among the Company, Computershare Inc. and Computershare Trust Company, N.A., jointly as depositary of the Preferred Stock, and (v) the Certificate of Designations.

For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto, and the due authorization, execution and delivery of all documents by the parties thereto. As to any facts material to the opinions expressed herein that we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Company.

Austin  Bay Area  Beijing  Boston  Brussels  Dallas  Frankfurt  Hong Kong  Houston  London  Los Angeles  Miami  Munich  New York  Paris  Philadelphia  Riyadh  Salt Lake City  Shanghai  Washington, D.C.

Whirlpool Corporation

February 27, 2026

Based upon and subject to the foregoing qualifications, assumptions and limitations and the further limitations set forth below, we are of the opinion that:

1.

The Depositary Shares have been duly authorized and, when issued and delivered in accordance with the Deposit Agreement, will be validly issued, fully paid and nonassessable and will entitle the holders thereof to the rights specified in the Deposit Agreement and the depositary receipts evidencing ownership of such Depositary Shares.

2.

The Preferred Stock has been duly authorized for issuance and deposit and, when issued and deposited against issuance of the Depositary Shares, and upon the filing and effectiveness of the Certificate of Designations, will be validly issued, fully paid and nonassessable.

3.

The shares of Common Stock issuable upon conversion of, or declaration and payment of a dividend on, the Preferred Stock, in accordance with the Certificate of Designations, when issued and delivered by the Company, will be validly issued, fully paid and non-assessable.

For purposes of rendering our opinion expressed above, we have assumed that at the time of the issuance and delivery of each share of Preferred Stock and the issuance and delivery of each share of Common Stock to be issued upon conversion of, or declaration and payment of a dividend on, the Preferred Stock (x) there will not have occurred any change in law affecting the validity or legally binding character of such share of Preferred Stock or Common Stock, as applicable, and (y) the issuance and delivery of such share of Preferred Stock or the issuance and delivery of such share of Common Stock, the terms of such share of Preferred Stock or Common Stock, as applicable, and compliance by the Company with the terms of such share of Preferred Stock or Common Stock, as applicable, will not violate any applicable law, any agreement or instrument then binding upon the Company or any restriction imposed by any court or governmental body having jurisdiction over the Company.

We hereby consent to the filing of this opinion as Exhibit 5.2 to the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), of the rules and regulations of the Securities and Exchange Commission.

We do not find it necessary for the purposes of this opinion, and accordingly we do not purport to cover herein, the application of the securities or “blue sky” laws of the various states to the sale of the Depositary Shares, the Preferred Stock or the Common Stock.

Our advice on every legal issue addressed in this letter is based exclusively on the internal law of the State of New York and the General Corporation Law of the State of Delaware.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. This opinion speaks only as of the date hereof and we assume no obligation to revise or supplement this opinion.

We have also assumed that the execution and delivery of the Underwriting Agreement or the Deposit Agreement and the performance by the Company of its obligations thereunder do not and will not violate, conflict with or constitute a default under any agreement or instrument to which the Company is bound.

Whirlpool Corporation

February 27, 2026

This opinion is furnished to you in connection with the filing of the Registration Statement, and in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act, and is not to be used, circulated, quoted or otherwise relied upon for any other purposes.

Sincerely,

/s/ Kirkland & Ellis LLP

KIRKLAND & ELLIS LLP